Exhibit 99.1

For investors	For media
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ResMed Expands its Board of Directors and Appoints Healthcare Executive and Seasoned Finance Leader Christopher DelOrefice to its Board

•	DelOrefice is the Chief Financial Officer at BD, one of the largest global MedTech companies in the world

•	Board appointment brings over 30 years of strategic and operational finance expertise

SAN DIEGO, August 15, 2024 – ResMed (NYSE: RMD, ASX: RMD) today announced it has expanded the size of its board of directors to 11 and has elected Christopher DelOrefice to the board, effective immediately. Mr. DelOrefice was appointed during ResMed’s regularly scheduled board meeting on August 15, 2024, and will stand for re-election with the rest of ResMed’s directors at its annual meeting on November 21, 2024. Mr. DelOrefice has also been appointed as a member of ResMed’s board audit committee.

DelOrefice currently serves as executive vice president and chief financial officer (CFO) of Becton, Dickinson and Company (BD) and brings over 30 years of audit, finance, and strategic expertise to augment and strengthen ResMed’s diverse board. Before joining BD in September 2021, DelOrefice served in many roles at Johnson & Johnson (J&J), including most recently as vice president of investor relations and previously as CFO of J&J’s consumer and medical device business segments for North America, along with roles in finance leadership for supply chain, corporate mergers and acquisitions, consumer research and development, and business development for J&J’s North America pharmaceutical business. Before J&J, DelOrefice held positions of increasing responsibility in accounting, global audit, and financial reporting at AstraZeneca, AET Films, and Ametek.

“I’m pleased to welcome Christopher DelOrefice to ResMed’s Board,” said Mick Farrell, Chairman and CEO of ResMed. “Chris has proven himself an experienced global leader in corporate finance and business strategy, as well as in global operations management across multiple business sectors, including in his current role as CFO of a multi-billion dollar, global MedTech company. My fellow board members and I were impressed with Chris’ achievements, as well as his humility, hard-working nature, and leadership capabilities, all of which are highly relevant to his service as a ResMed director. Chris’ financial experience in healthcare and medical technology at BD, J&J, and AstraZeneca will complement the leaders already serving as ResMed directors.”

DelOrefice holds a Master of Business Administration and a Bachelor of Science in Accounting from Villanova University. He remains actively engaged in student career mentoring and development initiatives at his alma mater. DelOrefice received his certified public accountant (CPA) license (inactive) from the Commonwealth of Pennsylvania.

ResMed expands its board of directors and appoints Christopher DelOrefice to the board	Page 2 of 2

About ResMed

At ResMed (NYSE: RMD, ASX: RMD) we pioneer innovative solutions that treat and keep people out of the hospital, empowering them to live healthier, higher-quality lives. Our digital health technologies and cloud-connected medical devices transform care for people with sleep apnea, COPD, and other chronic diseases. Our comprehensive out-of-hospital software platforms support the professionals and caregivers who help people stay healthy in the home or care setting of their choice. By enabling better care, we improve quality of life, reduce the impact of chronic disease, and lower costs for consumers and healthcare systems in more than 140 countries. To learn more, visit ResMed.com and follow @ResMed.

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